STATE OF SOUTH CAROLINA	)
	)	LOAN AGREEMENT
COUNTY OF SPARTANBURG	)

           THIS LOAN AGREEMENT (the “Agreement”), made this 28th day of December, 2007, by and among NEXITY BANK, a banking association with its principal office and place of business at 1122 Lady Street, Suite 1000, Columbia, South Carolina 29201 (hereinafter called the “Lender”), and FIRST NATIONAL BANCSHARES, INC., a South Carolina corporation (hereinafter called the “Borrower”).

W I T N E S S E T H:

           THAT THE LENDER AND THE BORROWER for consideration, the receipt and adequacy of which is hereby acknowledged, covenant and agree as follows:

           Section 1.                      The Loan.     Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Lender agrees to make loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower at any time and from time to time on or after the Closing Date and to and including December 31, 2009 (the “Draw Period”), in an aggregate principal amount not exceeding at any time outstanding $15,000,000.00.  Subject to the provisions of this Agreement, during the Draw Period, the Borrower may borrow, repay and reborrow under this Section 1.  On December 31, 2009, the outstanding principal balance of all Loans shall be converted to a term loan. The Loan by the Lender to the Borrower shall be evidenced by the promissory note or notes of the Borrower (each, a "Note" and collectively, the “Notes”), the terms of the Notes being incorporated by reference, with interest on so much of such sum as shall have been disbursed and remain unpaid.  To secure the payment of each Note and to secure the performance of the Borrower’s covenants contained herein and in the Commitment (as defined in Section 7 below), the Borrower has given or will give the Lender a first priority stock pledge agreement satisfactory to the Lender (the “Stock Pledge Agreement”) covering the outstanding shares of common stock (the “Stock”) of First National Bank of the South, a national banking association and a wholly owned Subsidiary of the Borrower (the "Bank"), and described in more detail in the Stock Pledge Agreement and loan documents given to evidence or secure the Loan or applicable portion thereof.

           Section 2.                      Use of Loan Proceeds.     The proceeds of the Loan are to be used to pay cash in exchange for certain shares of common stock of Carolina National Corporation pursuant to the terms of an Agreement providing for the merger of Carolina National Corporation with and into the Borrower, with the Borrower surviving the merger, all as further described in the filings made by the Borrower with the Securities and Exchange Commission (the "SEC").

           Section 3.                      Warranties of the Borrower; Conditions to Disbursement.  Prior to the disbursement of any portion of the Loan, the Lender must have received, in addition to other requirements set forth in the Commitment, confirmation of the following warranties from the Borrower, such confirmation being a condition to disbursement:

(a)              The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina and is qualified to do business in all jurisdictions where such qualification is necessary.  The Borrower is registered as a bank holding company with the Board of Governors of the Federal Reserve System and the South Carolina Board of Financial Institutions.  The chief executive office of the Borrower and the principal place of business of the Borrower where the records of the Borrower are kept are located at 215 North Pine Street, Spartanburg, South Carolina 29302.

(b)              The Bank is a national banking association duly organized, validly existing, and in good standing pursuant to the laws of the United States of America and subject to examination by the Office of the Comptroller of the Currency.  The Borrower owns all the Stock (consisting of One Million One Hundred Thousand (1,100,000 shares) of the Bank and there are no other outstanding shares of capital stock and no outstanding options, warrants or other rights that can be converted into shares of capital stock of the Bank.  The Bank has all requisite corporate power and authority and possesses all licenses, permits and authorizations necessary for it to own its properties and conduct its business as presently conducted.

(c)              Each financial statement of the Borrower or any Subsidiary, which has been delivered to the Lender, presents fairly the financial condition of the Borrower or such Subsidiary as of the date indicated therein and the results of its operations for the periods shown therein.  There has been no material adverse change, either existing or threatened, in the financial condition or operations of the Borrower or any Subsidiary since the date of the most recent financial statements delivered to the Lender or the most recent SEC report filed with the SEC.

(d)              The Borrower has full power and authority to execute and perform the Financing Documents.  The execution, delivery, and performance by the Borrower of the Financing Documents (i) have been duly authorized by all requisite action by the Borrower, (ii) do not violate any provision of law, and (iii) do not result in a breach of or constitute a default under any agreement or other instrument to which the Borrower or any Subsidiary is a party or which the Borrower or any Subsidiary is bound.  Each of the Financing Documents constitutes the legal, valid, and binding obligation of the Borrower enforceable in accordance with its terms.

(e)              Except for the security interest created by this Agreement, the Borrower owns the Stock free and clear of all liens, charges, and encumbrances.  The Stock is duly issued, fully paid and non-assessable, and the Borrower has the unencumbered right to pledge the Stock.

(f)              There is no action, arbitration, or other proceeding at law or in equity, or by or before any court, agency, or arbitrator, nor is there any judgment, order, or other decree pending, anticipated, or threatened against the Borrower or any Subsidiary or against any of their properties or assets which might have a material adverse effect on the Borrower, any Subsidiary, or their respective properties or assets, or which might call into question the validity or enforceability of the Financing Documents, or which might involve the alleged violation by the Borrower or any Subsidiary of any law, rule or regulation.

(g)              No consent or other authorization or filing with or of any governmental authority or other public body on the part of the Borrower or any Subsidiary is required in connection with the Borrower's execution, delivery, or performance of the Financing Documents; or if required, all such prerequisites have been fully satisfied.

(h)              None of the transactions contemplated in this Agreement (including, without limitation, the use of the proceeds of the Loan) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, or any regulations issued pursuant thereto.

(i)              The following are attached as exhibits hereto: true, correct and complete copies of (i) the Borrower's articles of incorporation as in effect as of the date hereof (as certified by the South Carolina Secretary of State on December 27, 2007); (ii) the Bank's charter as in effect as of the date hereof (as certified by the Office of the Comptroller of the Currency on December 27, 2007); (iii) certificate of existence for the Borrower issued by the South Carolina Secretary of State on December 27, 2007; (iv) the bylaws of the Borrower in effect immediately prior to the adoption of the resolutions referred to below (and such bylaws have not been further altered or amended and have been in full force and effect at all times since the adoption of such resolutions through the date hereof); (v) the bylaws of the Bank as of the date hereof; (vi) resolutions (the "Resolutions") of the Board of Directors of the Borrower adopted at a duly called meeting on December 17, 2007.  The Resolutions are now in full force and effect and have not been modified in any respect.  There have been no further amendments or other documents affecting or altering the Borrower's or the Bank's articles of incorporation since the date of the certifications referred to above through the date hereof, and the Borrower and the Bank have remained in valid existence under the laws of the State of South Carolina since such dates.

Section 4.                  Covenants of the Borrower. The Borrower hereby covenants and agrees with the Lender as follows:

Affirmative Covenants:

(a)              The Borrower shall promptly furnish to the Lender:  (i) not later than 120 days after the end of each fiscal year, audited consolidated financial statements of the Borrower prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and certified by an independent accounting firm acceptable to the Lender; (ii) not later than 45 days after each of the first three quarters of each fiscal year, unaudited consolidated financial statements of the Borrower, prepared in accordance with GAAP (subject to changes resulting from normal year-end adjustments) and certified by the chief financial officer of the Borrower; (iii) not later than 45 days after the end of each of the first three quarters of each year, copies of the Call Reports and Problem Asset Summaries of the Bank for the Fiscal Quarter then ended, in compliance with the requirements of the governmental regulatory agency which has authority to examine the Borrower and/or any Subsidiary, all prepared in accordance with the requirements imposed by the applicable the governmental regulatory agency; (iv) immediately after the occurrence of a material adverse change in the business, properties, condition, management, or prospects (financial or otherwise) of the Borrower or any Subsidiary, including, without limitation, imposition of any letter agreement, memorandum of understanding, cease and desist order, or other similar regulatory action involving the Borrower or any Subsidiary, a statement of the Borrower's chief executive officer or chief financial officer setting forth in reasonable detail such change and the action which the Borrower or any Subsidiary proposes to take with respect thereto; (v) from time to time upon request of the Lender, copies of the Borrower's annual reports and quarterly regulatory reports and each Subsidiary's annual reports and quarterly regulatory reports, as applicable; and (vi) from time to time upon request of the Lender, such other information relating to the operations, business, condition, management, properties, or prospects of the Borrower or any Subsidiary as the Lender may reasonably request (including meetings with the Borrower's or Subsidiary's officers and employees).

(b)              The Borrower and each Subsidiary shall punctually pay and discharge all taxes, assessments and other governmental charges or levies imposed upon it or upon its income or upon any of its property, except taxes, assessments and other charges which are in good faith being timely litigated or otherwise properly contested by the Borrower or the Subsidiary and as to which the contestant has established an adequate reserve on its books.

(c)              The Borrower and each Subsidiary shall comply in all material respects with all requirements of constitutions, statutes, rules, regulations, and orders and all orders and decrees of courts and arbitrators applicable to it or its properties.

(d)              The Borrower shall, immediately upon printing, provide the Lender with a copy of any offering disclosure materials for any stock offering along with any additional information about commitments for sale of stock associated with any such offering.

(e)              The Borrower shall furnish the Lender with a copy of the most recent external loan review for the Bank and Carolina National Bank, a national bank located in Columbia, South Carolina which is anticipated to become part of the Bank pending successful completion of the merger described in Section 2 above.

(f)              The Borrower shall pay all costs and expenses incurred by the Borrower and the Lender in connection with this commitment.

Negative Covenants:

(a)              The Borrower's Capital shall remain at a sufficient level to maintain a loan/book value of no more than 35%, provided that for purposes of calculating the loan to book value, such calculation shall be determined based upon the book value of the Bank.

(b)              The Borrower shall not permit the Bank's Capital as of the end of any fiscal quarter during the term of this Agreement to be less than "well capitalized" according to regulatory guidelines.

(c)              The Borrower's earnings ratio, or Return On Average Assets shall remain above 0.50% and increase to 0.75% by December 31, 2009.

(d)              The Borrower shall not permit the Allowance for Loan and Lease Losses of the Bank to be less than 1.00% of its gross loans for each fiscal quarter until such time as dictated by changes made in the calculation by the appropriate bank regulatory agency and industry.

(e)              The Borrower shall not permit the ratio of Adjusted Non-performing Assets to Total Assets of the Bank to exceed 1.50%.

(f)              The Borrower shall not permit the ratio of Non-performing loans to gross loans of the Bank to exceed 2.00%.

(g)              The Borrower shall not permit the ratio of Net charge-offs to average loans of the Bank to exceed 0.50%.

(h)              The Borrower shall pay no dividend, without prior Lender approval, if the loan is in default or if the dividend would create a default under this Agreement.

(i)              The Borrower shall not, directly or indirectly, become a guarantor of any obligation of, or an endorser of, or otherwise assume or become liable upon any notes, obligations, or other indebtedness of any other Person (other than a Subsidiary) without prior approval by the Lender except in connection with deposits, repurchase agreements, overdrafts, and other banking transactions entered into by a Bank Subsidiary in the ordinary course of its business, including without limitation borrowings of federal funds and Federal Home Loan Bank advances.  Notwithstanding this provision, the Borrower and the Lender acknowledge that the projections of the Bank indicate additional earnings will be generated during the term of the Loan, and that such additional earnings could be used to service additional debt in the form of trust preferred securities.  Provided that the Borrower and the Bank are otherwise in compliance and will remain in compliance with all of the ratio requirements of the Loan, the Borrower may incur additional debt without the consent of the Lender, with such additional debt restricted to trust preferred securities.

           Section 5.                      Advances under the Loan.  The Lender shall not be obligated to make any advance of the Loan to the Borrower unless:

(a)              All representations and warranties of the Borrower contained in this Agreement or the Note shall be true in all respects on and as of the date of each advance of the Loan.

(b)              The Borrower and each Subsidiary shall have performed in all material respects all their agreements and obligations required by the Financing Documents.

(c)              No material adverse change shall have occurred in the Borrower's or any Subsidiary's condition (financial or otherwise), or in the business, properties, assets, liabilities, prospects, or management of the Borrower or any Subsidiary since the date of this Agreement.

(d)              No Default or event which, with the giving of notice or passage of time (or both), would constitute a Default under the terms of this Agreement shall have occurred.

Section 6.                      No Third-Party Beneficiary.  All conditions precedent to the obligation of the Lender to make the disbursement hereunder are imposed solely and exclusively for the benefit of the Lender and its assigns.  No Person other than the Borrower shall, under any circumstances, be deemed a beneficiary of this Agreement, or any of the terms or conditions hereof, any or all of which may be freely waived in whole or in part by the Lender at any time if in its sole discretion it deems it advisable to do so.

           Section 7.                      The Commitment; Incorporation by Reference.     The terms, conditions, warranties, representations and agreements contained in that loan commitment, dated December 14, 2007 (the “Commitment”) are incorporated herein by reference and made a part hereof as fully and completely as if set out herein verbatim.  If there shall be any conflict between the terms of this Agreement and the Commitment, the terms of this Agreement shall control.

           Section 8.                      Events of Default.     The following shall constitute defaults (each a “default”) hereunder:

                      (i)             The failure of the Borrower to pay when due any payment of interest or of principal and interest due and payable under the Note.

                      (ii)            The failure of the Borrower to keep, perform or observe any covenant, agreement, term or condition herein required to be kept, performed or observed by the Borrower.

                      (iii)           If the Borrower or the Bank (a)  files a petition or has a petition filed against it under the Bankruptcy Code or any proceeding for the relief of insolvent debtors;  (b)  generally fails to pay its debts as such debts become due;  (c)  has a custodian appointed for the Borrower or a guarantor or for the assets of any thereof;  (d)  benefits from or is subject to the entry of any order for relief by any court of insolvency;  (e)  makes an admission of insolvency seeking relief provided in the Bankruptcy Code or any other insolvency law;  (f)  makes an assignment for the benefit of creditors;  (g)  has a receiver appointed, voluntarily or otherwise, for its property;  (h)  suspends business;  (i)  permits a judgment in the amount of $50,000.00 or more to be obtained against it which is not promptly paid or promptly appealed and secured pending appeal;  or (j)  becomes insolvent, however otherwise evidenced.

                      (iv)           The occurrence of a default under the Stock Pledge Agreement, the Commitment or any of the Financing Documents.

                      (v)           If any representation or certificate given or at any time hereafter required to be given hereunder shall be false or erroneous in any material respect when made.

           Section 9.                      Remedies.     Upon the occurrence of a default, the Lender may, at its option, declare the entire indebtedness evidenced by the Note to be immediately due and payable and may exercise each and every other remedy granted herein, in the Stock Pledge Agreement, in the Financing Documents, or as otherwise provided by law.  All rights and remedies of the Lender shall be cumulative and the exercise of one right or remedy shall not be deemed to be an election of remedies to the exclusion of the exercise of other rights and remedies.  No failure or delay by the Lender to exercise any right, power or privilege hereunder shall operate as a waiver of any such right, power or privilege or preclude any other or future exercise thereof.

           Section 10.                     Agreement to Survive.     This Agreement shall survive the disbursements of funds under the Note and shall remain in full force and effect until such time as the Loan shall have been paid in full.

           Section 11.                     Counterparts.     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute but one and the same instrument.

           Section 12.                     Successors and Assigns.     The covenants, terms and conditions herein contained shall bind (and the benefits and powers shall inure to) the respective heirs, executors, administrators, successors and assigns of the parties hereto.  The Borrower, however, shall not assign its rights or obligations under this Agreement unless such assignment has been consented to by the Lender in writing.  Whenever used herein, the singular number shall include the plural, he plural the singular, and the term the “Lender” shall include any payee of the indebtedness hereby secured and any transferee of assignee thereof, whether by operation of law or otherwise.

           Section 13.                     Governing Law.This Agreement shall be governed by and construed in all respects under the laws of the State of South Carolina.

Definitions.

(a)           "Bank Subsidiaries" means each banking Subsidiary of the Borrower, now or hereafter in existence, including but not limited to the Bank.

(b)           "Capital" means all capital or all components of capital, other than any allowance for loan and lease losses and net of any intangible assets, as defined from time to time by the primary federal regulator of the Borrower, the Bank, or each of the other Bank Subsidiaries (as the case may be).

(c)           "Financing Documents" means and includes this Agreement, the Note, the Stock Pledge Agreement, and all other associated loan and collateral documents including, without limitation, all guaranties, suretyship agreements, stock powers, security agreements, security deeds, subordination agreements, exhibits, schedules, attachments, financing statements, notices, consents, waivers, opinions, letters, reports, records, assignments, documents, instruments, information and other writings related thereto, or furnished by the Borrower to the Lender in connection therewith or in connection with any of the Collateral, and any amendments, extensions, renewals, modifications or substitutions thereof or therefore.

(d)           "Non-performing loans" means those loans on non-accrual plus all other loans 90 days or more past due, less the government guaranteed portion of those loans.

(e)           "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

(f)           "Subsidiary" means each of the Bank Subsidiaries and each other corporation for which the Borrower has the power, directly or indirectly, to direct its management or policies or to vote 25% or more of any class of its voting securities.

(g)           "Tier 1 Capital" means Tier 1 capital as defined by the capital maintenance regulations of the primary federal bank regulatory agency of the relevant Bank Subsidiary.

(i)             All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in effect from time to time.

           IN WITNESS WHEREOF, this Agreement has been executed under seal by the parties hereto.

BORROWER: FIRST NATIONAL BANCSHARES, INC.

By:
Kitty B. Payne
Its:	Chief Financial Officer

LENDER: NEXITY BANK

By:
Its:	Senior Vice President